CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm”, and to the use of our report dated January 18, 2008, which is incorporated by reference in this Registration Statement on Form N-1A of Dreyfus Short Intermediate Government Fund to be filed on or about March 26, 2008.

ERNST & YOUNG LLP

New York, New York March 25, 2008